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                                                                    EXHIBIT 14.1

                        CODE OF ETHICAL BUSINESS CONDUCT
                                       FOR
                             DIRECTORS AND OFFICERS

INTRODUCTION:

Pursuant to Section 406 of the U.S. Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), and the corporate governance rules issued by the U.S. Securities and Exchange Commission ("SEC"), APT Satellite Holdings Limited (the "Company") is required to disclose whether or not, and if not, the reason therefor, the Company has adopted a code of ethics for senior financial officers, applicable to its principal financial officer and comptroller or principal accounting officer, or persons performing similar functions. The Company is further required to make immediate disclosure of any change in or waiver of this Code.

The aims of this Code are chiefly to focus the board of directors and the Officers of the Company on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help to foster a culture of honesty and accountability.

CODE OF ETHICS:

The Company has adopted the code of ethics (the "Code"), which means such standards as are reasonably necessary to:

(1) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(2) promote full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company; and

(3) promote compliance with applicable governmental rules and regulations.

The Code is applicable to all the directors of the board of the Company and all the officers (collectively "Officers" and individually "Officer") of the Company, whether or not he/she is also holding the office of director of the Company, including:

(a) the President of the Company;

(b) all Vice Presidents of the Company;

(c) the Company Secretary of the Company;

(d) the Director/Deputy Director of Finance and Investment Department of the Company;

(e) all Directors, top managements and Financial Directors/Deputy Directors of subsidiary of the Company; and

(f) any person performing similar functions to (a) to (e).

Given this Code is not able to address every situation that might happen, Officers are therefore encouraged to raise questions with the Company's Company Secretary whenever he/she is in doubt. However, the following matters are relatively important and they are:-

1.    CONFLICT OF INTERESTS

      A "conflict of interest" occurs when an individual's private interest interferes in any way - or even appears to interfere - with the interests of the Company as a whole.

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      Prompt and early disclosure to the Chairman of the Board of the Company or the Chairman of the Audit Committee must be made when any situation in which the Officer's private interest interferes with the interest of the Company, or if there is the possibility of the appearance of interference with the Company's interest.

      The following are the common circumstances that Officer's personal interests would conflict with the interests of the Company and Officers must refrain from doing. These circumstances are however not intended to be exhaustive:

      (a)   Not to gain advantage from use of position as an Officer

      Officers must not use his or her position as an Officer to gain, directly or indirectly, an advantage for himself/herself, or someone else, or which causes detriment to the Company.

      (b) Not to make unauthorized use of the Company's property or information

      Officers must not use the Company's property or information, or any opportunity that presents itself to the Company, of which he becomes aware as an Officer of the Company.

      (c) Not to accept personal benefit from third parties conferred because of position as an Officer

      Officers must not accept any benefit from a third party, which is conferred because of the powers he/she has as an Officer or by way of reward for any exercise of his powers as an Officer.

      A conflict situation can arise when Officer takes actions or has interests that may make it difficult to perform his or her company work objectively and effectively. Conflicts of interest also arise when Officer or a member of his or her family(1), receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, such persons are of special concern.

2.    CORPORATE OPPORTUNITIES

      Officers must be prohibited from (a) taking for themselves personally opportunities that are discovered through the use of the Company's property, information or position; (b) using the Company's property, information, or position for personal gain; and (c) competing with the Company. Officers owe a duty to the company to advance its legitimate interests when the opportunity to do so arises.

3.    CONFIDENTIALITY

      Officers must maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is authorized or legally mandated. No Officer shall use confidential information for his or her personal benefit or to benefit persons or entities outside the Company. Confidential information includes all non-public information relating to the Company, including but not limited to non-public

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(1) New York Stock Exchange Rule 303.02(A) defines "immediate family" to include a person's spouse, parents, children, siblings, mothers-in-law and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees) who shares such person's home.

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      information that might be of use to competitors, or harmful to the Company or its customers if disclosed.

4.    COMPLIANCE WITH LAWS, RULES AND REGULATIONS

      Officers must comply and proactively promote compliance by employees of the Company with laws, rules and regulations applicable to the Company, including insider trading laws which are governed by Parts XIII and XIV of the Securities and Futures Ordinance (Cap 571) in Hong Kong where Part XIII relates to civil liabilities and Part XIV relates to criminal offence and the rules and regulations of the US Securities and Exchange Commission.

5.    ENCOURAGING THE REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR

      Officers shall proactively promote ethical behavior and report to the Chairman of the Board or the Chairman of the Audit Committee for any violation or suspected violation of laws, rules, regulations or the Code. Officers shall also continue (a) to encourage employees to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation; (b) to report violations of laws, rules, regulations or the Code to appropriate personnel; and (c) to ensure that employees know that the company will not allow retaliation for reports made in good faith.

REPORTING AND ACCOUNTABILITY:

If the reporting in question is considered by the Audit Committee of the Company as a breach of the Code, the Company shall take immediate and appropriate actions (such as to make further reporting to the appropriate authorities and timely disclosure, and to undertake investigation) or preventive measures as the Board of Directors thinks fit and appropriate having regard to the recommendation made by the Audit Committee.

If any waiver or implicit waiver(2) from a provision of the Code is made after consultation with the Audit Committee of the Company, such a waiver shall be disclosed in the Company's Annual Report on Form 20-F or a Report on Form 6-K filed with SEC.

Officers are also advised to observe and comply with all other policies and procedures of the Company as in effect from time to time which are not part of the Code.

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(2) A waiver is defined by SEC rules as a material departure from a provision of the Code and an implicit waiver means failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an Officer of the Company.